 EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Energy and Water Development Corp.

We consent to the incorporation by reference in the Form S-1 amendment No. 1 of Energy and Water Development Corp. and subsidiary as to our report dated April 14, 2022 with respect to the consolidated balance sheets of Energy and Water Development Corp. and subsidiary as of December 31, 2021 and the related consolidated statements of operations and comprehensive income, statement of shareholders’ equity and statement of cash flows for the year ended December 31, 2021. Our report dated April 14, 2022, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ TAAD LLP

Diamond Bar, California

June 16, 2022